Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	525 Broadway
Van Nuys, CA 91406	Santa Monica, CA 90401
(818) 908-9868	(310) 395-2215
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

CHEROKEE ANNOUNCES RENEWAL OF

MERVYN’S LICENSING AGREEMENT

VAN NUYS, CA (September 21, 2004) Cherokee Inc. (NASDAQ: CHKE), a leading global licensor and brand management company, today reported that Mervyn’s has extended its existing licensing agreement with Cherokee for an additional three (3) year period through January 31, 2008. The Mervyn’s licensing agreement is for Cherokee’s Sideout brand.

Howard Siegel, President of Cherokee, stated, “During our fiscal year ended January 31, 2004, retail sales of Sideout branded merchandise at Mervyn’s were approximately $100 million. We are pleased with Mervyn’s performance, and look forward to continuing our good relationship with Mervyn’s.”

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns and represents. Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products. Some of Cherokee’s premier clients around the world include Target Stores, Mervyn’s, TJX Companies, Hearst Publications and Solara Capital (U.S.), Zellers (Canada), Carrefour (selected countries in Europe and South America), Tesco (U.K., Ireland and certain other European and Asian countries) and Shanghai Bolderway (China).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations and the effect of a breach or termination by the Company of the management agreement with the Company’s CEO. A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal year 2004, and in its periodic reports on Forms 10-Q and 8-K (if any). Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.